                                                                        EX. 5.1

                                    June 5, 1998






Perry-Judd's Incorporated and Subsidiaries
  c/o Perry-Judd's Incorporated
575 West Madison Street
Waterloo, Wisconsin  53594

Ladies and Gentlemen:

          We have acted as counsel for Perry-Judd's Incorporated (the "Company"), and its wholly-owned subsidiaries Perry Graphic Communications, Inc., a Delaware corporation, Judd's, Incorporated, a Maryland corporation, Shenandoah Valley Press, Inc., a Virginia corporation, Mount Jackson Press, Inc., a Virginia corporation, Judd & Detweiler, Inc., a District of Columbia corporation, and Judd's Online, Inc., a Delaware corporation (each a "Subsidiary" and collectively, the "Subsidiaries"), in connection with the proposed offering and issuance of One Hundred Fifteen Million Dollars ($115,000,000) in principal amount of 10-5/8% Senior Subordinated Notes due 2007 (the "Exchange Notes") of the Company, and related guarantees thereof by the Subsidiaries (each a "Subsidiary Guarantee" and collectively the "Subsidiary Guarantees"), in exchange for a like amount of 10-5/8% Senior Notes due 2007 (the Outstanding Notes") of the Company, as contemplated by the Prospectus (the "Prospectus") included as part of the Registration Statements on Form S-4 filed by the Company (File No. 333-45235 originally filed on January 30, 1998) and each Subsidiary (File Nos. 333-45235-01 - 333-45235-07 originally filed on May 11, 1998) with respect to the Exchange Notes and the Subsidiary Guarantees filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act) (such Registration Statements, as amended or supplemented, are hereinafter referred to collectively as the "Registration Statement").

          In our capacity as counsel to the Company and the Subsidiaries, we have examined, among other things, the following:

            (i) The Registration Statement and Prospectus contained therein;

           (ii) The Indenture, dated as of December 16, 1997, by and among the Company, the Subsidiaries named therein, and U.S. Trust Company of California, N.A. as trustee (the "Trustee") (the "Indenture");

Perry-Judd's Incorporated
  and Subsidiaries
June 5, 1998
Page 2



          (iii) The Registration Rights Agreement, dated as of December 16, 1997, by and among the Company, the Subsidiaries named therein and BT Alex. Brown Incorporated;

          (iv) The Restated Certificate of Incorporation of the Company, and the Certificate of Incorporation, Articles of Organization or other incorporation document, as the case may be, of each Subsidiary, including all amendments thereto, as in effect on the date hereof;

          (v) The Bylaws of the Company and each Subsidiary, including all amendments thereto, as in effect on the date hereof;

          (vi) Resolutions of the Board of Directors of the Company, adopted by unanimous written consent as of December 16, 1997, authorizing the issuance of the Exchange Notes and certain other actions with regard thereto;

          (vii) Resolutions of the Board of Directors of each Subsidiary, adopted by unanimous written consent as of December 16, 1997 and February 4, 1998 authorizing the Subsidiary Guarantees and certain other actions with regard thereto;

          (viii)  The opinion dated June 5, 1998 of Berliner, Corcoran
& Rowe, L.L.P., special counsel to certain of the Subsidiaries, a copy of which is filed as Exhibit 5.2 to the Registration Statement (the "Berliner Opinion"); and

          (ix) The opinion dated June 5, 1998 of Mackall, Mackall & Gibb, A Professional Corporation, special counsel to certain of the Subsidiaries, a copy of which is filed as Exhibit 5.3 to the Registration Statement (the "Mackall Opinion").

          In addition, we have obtained from public officials, officers and other representatives of the Company and the Subsidiaries, and others such certificates, documents and assurances as we considered necessary or appropriate for purposes of rendering this opinion letter. In our examination of the documents listed in subparagraphs (i) -- (ix) above and the other certificates and documents referred to herein, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such documents. Regarding documents executed by parties other than the Company or Subsidiaries, we have assumed
(i) that each such other party had the power to enter into and perform all its obligations thereunder, (ii) the due authorization, execution and delivery of such documents by each such party, and (iii) that such documents constitute the legal, valid, binding and enforceable obligations of each such party.

          This opinion letter relates solely to the laws of the State of New York and applicable provisions of the General Corporation Law of the State of Delaware and the rules and regulations promulgated under those provisions and applicable judicial and regulatory determinations, and we express no opinion as to the effect or applicability of the laws of any other jurisdictions.

          To the extent that our opinions in paragraphs 1 and 2 below involve the laws of the States of Maryland or Virginia, or the District of Columbia, we have relied, with their consent, solely on the Berliner Opinion and the Mackall Opinion. In addition, our opinions expressed in paragraphs 1 and 2 below, to the extent covering the legal, valid and binding nature against the Company and its Subsidiaries of obligations under the Notes and the Guarantees are not intended as opinions under the laws of the States of Maryland, Virginia or Delaware or the District of Columbia and are only intended to cover the nature of the Notes and the Guarantees as contracts and obligations created under the laws of the State of New York.

          Based upon and subject to the foregoing and on our consideration of such other matters of fact and questions of law as we considered relevant in the circumstances, we are of the opinion that:

             1. The Exchange Notes have been duly authorized by the Company and each Subsidiary Guarantee has been duly authorized by the respective Subsidiary;

             2. When, as and if (i) the Registration Statement shall have become effective pursuant to the provisions of the Securities Act, (ii) the Indenture shall have been qualified pursuant to the provisions of the Trust Indenture Act of 1939, as amended, (iii) the Exchange Notes have been duly executed by the Company, and (iv) the Exchange Notes have been issued and delivered in exchange for the Outstanding Notes in accordance with the terms of the Exchange Offer (as defined in the Registration Statement), then (a) the Exchange Notes will be legally issued, fully paid and nonassessable, and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and (b) each Subsidiary Guarantee will be legally issued, fully paid and nonassessable and constitute a valid and binding obligation of the applicable Subsidiary, enforceable against such Subsidiary in accordance with its terms.

          To the extent that the obligations of the Company or any Subsidiary under the Indenture may be dependent upon such matters, we have assumed for purposes of this opinion that (i) the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to engage in the activities contemplated by the Indenture, (ii) the Indenture has been duly authorized, executed and delivered by and constitutes the legal, valid and binding obligation of the Trustee, (iii) the Trustee is in compliance, generally and with respect to acting as Trustee, under the Indenture, with all applicable laws and regulations and (iv) the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

          The opinions set forth above are subject to the qualification that the enforceability of the obligations of the Company may be subject to or limited by
(i) bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer and other similar laws affecting the rights of creditors generally; and
(ii) general equitable principles (whether relief is sought in a proceeding at law or in equity), including, without limitation, concepts of materiality, reasonableness, good faith, and fair dealing.

          We express no opinion as to the enforceability of provisions relating to indemnification, contribution or exculpation, to the extent any such provision is contrary to public policy or prohibited by law (including, without limitation, federal and state securities laws). You should be aware that under applicable New York law, a number of statutory and common law rights and protections exist in favor of guarantors. We express no opinion herein as to the enforceability of any waivers and other provisions of the Subsidiary Guarantees which purport to waive or alter rights provided to any Subsidiary Guarantor by statute or judicial decision.

          We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

          This opinion letter is expressly limited to the matters set forth above and we render no other opinion and express no other belief whether by implication or otherwise, as to any other matters. This opinion letter is rendered as of the date hereof, and we assume no obligation to advise you of any facts, circumstances, events or developments that may be brought to our attention in the future, which facts, circumstances, events or developments may alter, affect or modify the opinions expressed herein.

                                   Very truly yours,




                                   BROBECK, PHLEGER & HARRISON LLP